EXHIBIT 4.1

SPECTRA ENERGY PARTNERS, LP,
as Issuer,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
THIRD SUPPLEMENTAL INDENTURE,
dated as of June 30, 2014
to Indenture
dated as of June 9, 2011

This Third Supplemental Indenture, dated as of June 30, 2014 (this “Supplemental Indenture”), is between Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Partnership and the Trustee have heretofore executed and delivered an Indenture, dated as of June 9, 2011 (the “Base Indenture”), providing for the issuance from time to time of an unlimited principal amount of Debt Securities in one or more series, and, as contemplated by the Base Indenture, the Partnership has established and issued two series of Debt Securities thereunder pursuant to the First Supplemental Indenture, dated as of June 9, 2011, and three additional series of Debt Securities pursuant to the Second Supplemental Indenture, dated as of September 25, 2013 (the Base Indenture, as so supplemented, being hereinafter called the “Indenture”);
WHEREAS, the five outstanding series of Debt Securities are designated as the Partnership’s 2.95% Senior Notes due 2016, 4.60% Senior Notes due 2021, 2.950% Senior Notes due 2018, 4.750% Senior Notes due 2024 and 5.950% Senior Notes due 2043 (collectively, the “Notes”);
WHEREAS, pursuant to (i) the Contribution Agreement, dated November 30, 2010, by and among the Partnership, the General Partner and Spectra Energy Southeast Pipeline Corporation, (ii) the Contribution Agreement, dated October 23, 2012, by and between the General Partner and the Partnership, (iii) the Contribution Agreement, dated May 2, 2013, by and between the Partnership and the General Partner and (iv) the Contribution Agreement by and between Spectra Energy Corp and the Partnership dated as of August 5, 2013 (collectively, the “Contribution Agreements”), the parties have agreed that the General Partner shall be liable for certain indebtedness, including the Notes;
WHEREAS, pursuant to Section 12.8 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 1, 2013, the General Partner is obligated to restore any negative balance in its capital account upon liquidation of its interest in the Partnership;
WHEREAS, at all times following the execution date of the Indenture and issuance of the Notes, the Partnership and the General Partner have operated based on the understanding that the General Partner is liable for the obligations of the Partnership under the Indenture and the Notes;
WHEREAS, at all times following the execution date of the Indenture and issuance of the Notes, the General Partner has, as required by the Contribution Agreements, maintained substantial net assets in support of its obligations for the Notes;
WHEREAS, the impact of Section 13.10 of the Base Indenture, Paragraph 12 of the Partnership’s 2.95% Senior Notes due 2016 and 4.60% Senior Notes due 2021, and Paragraph 13 of the Partnership’s 2.950% Senior Notes due 2018, 4.750% Senior Notes due 2024 and 5.950%

Senior Notes due 2043 on the liability of the General Partner for the obligations of the Partnership under the Indenture and the Notes is unclear;
WHEREAS, as evidenced by the Contribution Agreements and other actions, the Partnership and the General Partner intended, as of the execution date of the Indenture and issuance of the Notes, for the General Partner to have liability under the Notes and the Indenture, and did not intend to limit the liability of the General Partner with respect to the Indenture and the Notes;
WHEREAS, the Partnership and the General Partner wish to clarify that the liability of the General Partner under the Notes and the Indenture is not, in fact, limited and was not, in fact, limited from the date of the Indenture or issuance of the Notes;
WHEREAS, pursuant to, inter alia, clause (h) of Section 9.01 of the Base Indenture, the Partnership and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture and the Notes, without the consent of any Holder.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Partnership and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Debt Securities as follows:
ARTICLE I
Definitions
SECTION 1.1     Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Amendments to Indenture and Notes
SECTION 2.1     Amendment to Indenture. Section 13.10 of the Base Indenture is hereby deleted in its entirety and replaced with the following:
“No Recourse Against Others. The limited partners (but not the General Partner), directors, officers, employees, incorporators and members of each of the Partnership and the Subsidiary Guarantors, as such, shall have no liability for any obligations of the Subsidiary Guarantors or the Partnership under the Debt Securities, this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Debt Securities.”
SECTION 2.2     Amendment to Notes. Each of Paragraph 12 of the Partnership’s 2.95% Senior Notes due 2016 and 4.60% Senior Notes due 2021, and Paragraph 13 of the Partnership’s 2.950% Senior Notes due 2018, 4.750% Senior Notes due 2024 and 5.950% Senior Notes due 2043 is hereby deleted in its entirety and replaced with the following:
“No Recourse Against Others. The limited partners (but not the General Partner), directors, officers, employees, incorporators and members of each of the Partnership, as such, shall have no liability for any obligations of the Partnership under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.”
SECTION 2.3     Effectiveness of Amendments. The amendments set forth in Section 2.1 of this Supplemental Indenture shall be effective as of June 9, 2011 in the case of the Base Indenture and the Partnership’s 2.95% Senior Notes due 2016 and 4.60% Senior Notes due 2021 and as of September 25, 2013 in the case of the Partnership’s 2.950% Senior Notes due 2018, 4.750% Senior Notes due 2024 and 5.950% Senior Notes due 2043. The amendments set forth in Section 2.2 of this Supplemental Indenture shall be effective as of June 9, 2011 in the case of the Partnership’s 2.95% Senior Notes due 2016 and 4.60% Senior Notes due 2021 and as of September 25, 2013 in the case of the Partnership’s 2.950% Senior Notes due 2018, 4.750% Senior Notes due 2024 and 5.950% Senior Notes due 2043.
SECTION 2.4     Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 2.5      Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 2.6      Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 2.7      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Debt Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other party hereto.
SECTION 2.8      Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
SECTION 2.9      Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SPECTRA ENERGY PARTNERS, LP

By:    SPECTRA ENERGY PARTNERS (DE)
GP, LP
its General Partner

By:    SPECTRA ENERGY PARTNERS GP, LLC
its General Partner

By:        /s/ J. Patrick Reddy
Name: J. Patrick Reddy
Title: Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:        /s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President